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                                                                Exhibit 24(b)15a

                   AMENDED AND RESTATED CLASS A DISTRIBUTION
                    AND SERVICE PLAN PURSUANT TO RULE 12B-1


     WHEREAS, The Govett Funds, Inc., a Maryland corporation (the "Company"), is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act"); and

     WHEREAS, the Company desires to adopt a written Plan of Distribution (the "Plan") pursuant to Rule 12b-1 under the Act for the purpose of financing the sale and distribution of the Class A Shares (the "Shares") of Govett International Equity Fund, Govett Emerging Markets Funds, Govett Smaller Companies Fund, Govett Latin America Fund, Govett Pacific Strategy Fund, Govett Global Income Fund, Govett Greater China Fund, Govett Asian Smaller Companies Fund and Govett Greater Europe Fund (the "Funds"), each of which is a series of the Company; and

     WHEREAS, the Directors of the Company have determined that there is a reasonable likelihood that adoption of the Plan will benefit the Funds and their shareholders;

     WHEREAS, the Company intends to employ a distributor of the Shares of the Funds (the "Distributor") to distribute the Shares in accordance with the Plan;

     NOW THEREFORE, the Company adopts this Plan for the Funds as follows:

     1. The Distributor shall engage in the following and shall provide the following services primarily intended to result in the sale of, and to limit the redemptions of, the Shares: (i) payment of compensation (including incentive compensation) to other broker-dealers which render distribution, shareholder support and administrative services in connection with distribution of the Shares; (ii) payment of fees to securities dealers, banks, savings and loan associations and other organizations ("Service Organizations") for rendering shareholder support and administrative services to accounts serviced by Service Organizations including, to the extent permitted by Rule 12b-1, for services designed to dissuade shareholder redemptions of Shares; (iii) printing and distribution of prospectuses and statements of additional information, as supplemented from time to time, and periodic reports used in connection with the Company's public offering of Shares to prospective investors in the Funds; (iv) preparation, printing and distribution of sales literature and advertising and the sponsoring of other promotional activities; (v) travel, telephone and overhead expenses directly related to providing such services; (vi) services and activities specified in any written distribution agreement between the Company and the Distributor (the "Underwriting Agreement"); and (vii) such other services and activities as may from time to time be agreed upon by the Company and the Distributor.

     2.   All payments made pursuant to the Plan shall be made in accordance with such properly executed, written Underwriting Agreement. For its services in distributing the Shares, the Funds shall pay the Distributor a quarterly fee equal to 0.35% per annum of each
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                                                                Exhibit 24(b)15a

Fund's average daily net asset value calculated on the last business day of each calendar quarter, of which the Distributor may reallow all or part to Service Organizations. Such fee shall be paid by the Company to the Distributor within 30 days after the end of each calendar quarter. The Distributor may from time to time set a minimum asset requirement for account services before payments are made to any Service Organization.

     3. The Distributor shall provide, and the Board of Directors of the Company shall review, quarterly or as otherwise may be required under the Act,
(i) a written report of all amounts expended by the Distributor pursuant to the Plan and the purposes for which such expenditures were made, and (ii) such other information requested by the Board of Directors as may reasonably be required for it to review the continuing appropriateness of the Underwriting Agreement and the Plan.

     4. The Plan shall not become effective for a Fund prior to its approval by a vote of a majority of (i) the Board of Director of the Company, including a majority of the Directors who are not "interested persons" (as defined in the Act) of the Company and have no direct or indirect financial interest in the operation of the Plan or any agreement related to the Plan, cast in person at a meeting called for that purpose, and (ii) the outstanding Shares of that Fund.

     5. The Plan shall continue in effect for a period of one (1) year from the date of its approval, and from year to year thereafter provided such continuance is specifically approved at least annually by a vote of a majority of the Board of Directors of the Company, including a majority of the Directors who are not "interested persons" (as defined in the Act) of the Company and have no direct or indirect financial interest in the operation of the Plan or any agreement related to the Plan.

     6. The Plan may be terminated for a Fund at any time by a vote of a majority of the Directors who are not "interested persons" (as defined in the Act) of the Company and have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan, or by a vote of a majority of the outstanding Shares of that Fund.

     7. So long as the Plan remains in effect, all final decisions concerning the selection and nomination of persons to serve as Directors of the Company who are not "interested persons" (as defined in the Act) of the Company shall be committed to the discretion of the Directors then in office who are not "interested persons" of the Company.

     8. All material amendments to the Plan for a Fund must be approved by a vote of a majority (i) of the Board of Directors of the Company, including a majority of the Directors who are not "interested persons" (as defined in the Act) of the Company and have no direct or indirect financial interest in the operation of the Plan or any agreement related to this Plan, cast in person at a meeting called for that purpose and (ii) the outstanding Shares of the Fund.

     9. The Plan may not be amended to increase materially the amount to be spent by the Funds hereunder for distribution of their Shares without approval of such amendment in the

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                                                                Exhibit 24(b)15a

manner provided in Paragraph 4 for the initial approval of the Plan.

     10. The Company shall preserve copies of the Plan, any agreement under the Plan and all reports made pursuant to Paragraph 3 hereof, together with minutes of all meetings of the Board of Directors at which the adoption, amendment or continuance of the Plan and/or any agreement under the Plan is considered (describing the factors considered and the basis for any decision) for a period of not less than six (6) years (the first two (2) years in an easily accessible place) from the effective date of the Plan or the Agreement or report, respectively.

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